Exhibit 99.1

FOR IMMEDIATE RELEASE

May 14, 2007

Contact:

Wayne E. Travers Jr.

203-378-1152 ext. 111

Wise Metals Group LLC Announces

First Quarter 2007 Results

BALTIMORE, Md. — Shipments of Wise Metals Group (Company) aluminum beverage can stock, other rolled aluminum products and scrap in the first quarter of 2007 totaled 169.3 million pounds compared to 169.9 million for the same period in 2006. Shipments of scrap at Wise Recycling increased 24 percent in the first quarter of 2007 versus the first quarter of 2006 while shipments at Wise Alloys decreased 4.7 percent including a 19-percent decrease of can sheet shipments offset by an 82-percent increase in commercial products. The decrease in can sheet shipment volumes was due mostly to can sheet customers reducing inventory quantities from year-end levels combined also with the effects of slightly lower contractual volumes from existing can sheet customers which resulted from negotiations to improve pricing.

Net income for the first quarter of 2007 was $3.6 million, which includes an $11.0 million favorable impact for FAS 133 (Accounting for Derivative Instruments and Hedging Activities). This compares to a net income of $3.5 million in the first quarter of 2006, which includes a $4.7 million favorable impact for FAS 133.

After adjusting for FAS 133, net loss for the first quarter of 2007 was $7.4 million, compared to a loss of $1.2 million in the first quarter of 2006, adjusting for similar items. The difference of approximately $6.2 million includes the effects of sales mix and reduced overall production levels. Also affecting the quarter was a $2.0 million increase in interest expense and a $1.5 million increase in selling, general and administrative expenses due to a specific customer reserve. These items were offset in the quarter by decreased natural gas costs of $3.5 million.

Earnings before interest and fees, taxes, depreciation and amortization (EBITDA) adjusted for the effects of FAS 133 (Adjusted EBITDA) for the quarter was $5.0 million compared to $9.0 million for the first quarter of 2006.

On January 3, 2007, the Company completed the funding of a $29.9 million financing with The Employees’ Retirement Systems of Alabama. The agreement which was executed on November 13, 2006, provided Wise Metals with an initial funding of $14.95 million followed by the second funding completed on January 3, 2007. The Agreement is for a three-year term.

-more-

Subsequent to the quarter end and on April 9, 2007, the Company increased the limit of its asset sale agreement from $10 million to $20 million. As of March 31, 2007, the Company had sold $10 million under this agreement which subsequent to March 31, 2007, the amount of receivables under this agreement had reached $20 million.

“Our increased expenses due to a specific customer reserve evidences that our accomplishments, such as last year’s elimination of metal price caps, will not come in the form of a light switch but will instead be achieved over time,” mentioned Mr. David D’Addario, Chairman and Chief Executive Officer. “We remain on the right path.”

Selling, general and administrative expenses for the quarter totaled $4.5 million which includes a $1.5 million increase impact due to a customer reserve. The Company remains in dispute with one of its larger customers over interpretation of a contract clause that affects a pricing formula used to derive the final sales price. The $1.5 million increase in selling, general and administrative expenses is a direct result of this dispute.

“While we intend to fully collect all amounts owed to us under contract, we felt it prudent to reserve appropriately, recognizing the uncertainty of the timing and result of these proceedings, added chief financial officer, Mr. Ken Stastny. “We were able to begin realizing some benefits of energy savings due mostly to reduced prices paid for natural gas and would expect this trend to continue.”

The Company’s cost for natural gas in the quarter averaged $9.21 per mmBTU, down approximately 25% from 2006 prices.

Mr. Danny Mendelson, Executive Vice President and Chief Strategic Officer, said “The most significant driver holding back this quarter’s profitability was the direct result of reduced production levels. This is owing to customer-announced intentions to undergo significant de-stocking of year-end inventories. Recognizing this, we took measures to reduce our inventories in the fourth quarter of last year and are in the process now of rebuilding those inventory levels and resulting production levels to meet contracted volume commitments.”

“Our path to a return to profitability has completed an important first step but this is no time to rest upon any accomplishments as we move into 2007,” added D’Addario.

-more-

Cautionary Note Regarding Forward-Looking Statements

Certain statements made in this news release constitute forward-looking statements, within the meaning of the Private Securities Litigation Reform Act, regarding the company’s future plans, objectives, and expected performance. Statements that are not historical facts, including statements accompanied by words such as “believe,” “expect,” “estimate,” “intend,” or “plan” are intended to identify forward-looking statements and convey the uncertainty of future events or outcomes. The company cautions that any such forward-looking statements are based on assumptions that the company believes are reasonable, but are subject to a wide range of risks, and actual results may differ materially. Certain risks and uncertainties are summarized in the company’s filings with the Securities and Exchange Commission. The company takes no obligation to publicly update or revise any future looking statements to reflect the occurrence of future events or circumstances.

-more-

Wise Metals Group LLC

Consolidated Statements of Operations

(Unaudited)

	Three Months ended March 31,
	2007	2006
Sales	$247,216	$216,276
Cost of sales	241,052	207,394

Gross margin	6,164	8,882

Operating expenses:
Selling, general, and administrative	4,512	2,973

Operating income	1,652	5,909

Other income (expense):
Interest expense and fees, net	(9,106)	(7,120)
Unrealized gain on derivative instruments	11,019	4,711

Net income	$3,565	$3,500

-more-

Wise Metals Group LLC

Consolidated Balance Sheets

	March 31, 2007	December 31, 2006
	(unaudited)
	(in thousands)
Assets
Current assets:
Cash and cash equivalents	$2,370	$2,280
Restricted cash	3,320	7,889
Accounts receivable, less allowance	90,913	104,096
Inventories	158,376	120,565
Other current assets	10,730	9,830

Total current assets	265,709	244,660

Non-current assets:
Property and equipment, net	84,471	84,589
Other assets	9,670	8,724
Goodwill	283	283

Total non-current assets	94,424	93,596

Total assets	$360,133	$338,256

Liabilities and members’ deficit:
Current liabilities:
Accounts payable	$73,926	$71,131
Current portion of long-term debt	3,097	1,759
Borrowings under revolving credit facility	182,493	177,187
Accrued expenses, payroll and other	20,359	24,838

Total current liabilities	279,875	274,915

Non-current liabilities:
Term loans, less current portion	28,777	15,854
Senior secured notes	150,000	150,000
Other liabilities	13,398	12,969

Total non-current liabilities	192,175	178,823

Members’ deficit	(111,917)	(115,482)

Total liabilities and members’ deficit	$360,133	$338,256

-more-

Wise Metals Group LLC

Consolidated Statements of Cash Flows

(Unaudited)

	Three months ended March 31,
	2007	2006
Cash flows from operating activities
Net income	$3,565	$3,500
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	3,346	3,114
Amortization of deferred financing fees	479	351
Bad debt expense	1,498	—
Unrealized (gains) losses on derivatives	(11,019)	(4,711)
Changes in operating assets and liabilities:
Restricted cash	4,569	—
Accounts receivable	11,685	4,049
Inventories	(37,811)	(39,281)
Other current assets	864	662
Accounts payable	2,795	430
Accrued expenses, payroll and other	3,780	6,904

Net cash used in operating activities	(16,249)	(24,982)

Cash flows from investing activities
Purchase of equipment	(3,228)	(3,802)

Net cash used in investing activities	(3,228)	(3,802)

Cash flows from financing activities
Net issuance of short-term borrowings	6,644	24,458
Payments on long-term obligations	12,923	(53)

Net cash provided by financing activities	19,567	24,405

Net increase (decrease) in cash and cash equivalents	90	(4,379)
Cash and cash equivalents at beginning of period	2,280	6,456

Cash and cash equivalents at end of period	$2,370	$2,077

-more-

Non-GAAP Financial Measures

The company uses certain non-GAAP financial measures in evaluating its performance. These include Adjusted EBITDA. Adjusted EBITDA is not intended to represent cash flows from operations as defined using GAAP and should be considered in addition to, and not as a substitute for, cash flows as a measure of liquidity or net earnings as a measure of operating performance. A reconciliation of Adjusted EBITDA to net income (loss) is set forth in the financial tables below. The company includes Adjusted EBITDA information because this measure is used by management to measure our compliance with debt covenants and by investors and note holders to evaluate our ability to service debt. Our measure of Adjusted EBITDA may not be comparable to similarly titled measures of other companies.

Reconciliation of Net Income to Adjusted EBITDA

	Three months ended March 31,
	2007	2006
Net income	$3,565	$3,500
Interest expense and fees	9,106	7,120
Depreciation and amortization	3,346	3,114
Unrealized gain on derivative instruments	(11,019)	(4,711)

Adjusted EBITDA	$4,998	$9,023

-more-

About Wise Metals Group

Based in Baltimore, Md., Wise Metals Group LLC includes Wise Alloys, the world’s third-leading producer of aluminum can stock for the beverage and food industries and an environmentally friendly company using recycled aluminum in the production of its can stock; Wise Recycling, one of the largest, direct-from-the-public collectors of aluminum beverage containers in the United States, operating shipping and processing locations throughout the United States that support a network of neighborhood collection centers; and Listerhill Total Maintenance Center, specializing in providing maintenance, repairs and fabrication to manufacturing and industrial plants worldwide ranging from small on-site repairs to complete turn-key maintenance.

###